Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Akerna Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share, issuable under the Akerna Corp. Akerna Corp. 2019 Long Term Incentive Plan	Rule 457(c) and Rule 457(h)	525,000	(1)	$0.2395	(2)	$125,738	(2)	0.0001476	$18.56
Total Offering Amounts							$125,738			$18.56
Total Fees Previously Paid										-
Total Fee Offsets										-
Net Fee Due										$18.56

(1)	Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends, or similar transactions relating to the shares covered by this registration statement. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average of the high and low sales price of the registrant’s common stock on February 7, 2024, as reported by the NASDAQ Capital Market.